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                                                             EXHIBIT 12

                   INDIANA GAS COMPANY, INC.
                   AND SUBSIDIARY COMPANIES

       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 (In Thousands, Except Ratios)

                                     Twelve Mos.
                                     Ended              Fiscal Year Ended September 30
                                     12/31/96         1996     1995     1994     1993     1992
Earnings:
 Net income                          $36,121       $38,630  $32,109  $34,596  $28,534  $25,743
 Adjustments:
   Income taxes                       21,065        22,568   18,630   17,977   16,030   12,800
   Fixed charges (see below)          17,154        16,844   16,395   16,986   17,556   15,642
Total adjusted earnings              $74,340       $78,042  $67,134  $69,559  $62,120  $54,185


Fixed charges:
 Total interest expense              $16,200       $15,907  $15,530  $16,037  $16,640  $14,556
 Interest component of rents             954           937      865      949      916    1,086
Total fixed charges                  $17,154       $16,844  $16,395  $16,986  $17,556  $15,642

Ratio of earnings to fixed charges       4.3           4.6      4.1      4.1      3.5      3.5

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